Exhibit 99.1

OfficeMax 263 Shuman Blvd Naperville, IL 60563

News Release

Media Contact	Investor Relations Contact
Bill Bonner	John Jennings
630 864 6066	630 864 6820

OFFICEMAX REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

NAPERVILLE, Ill., October 26, 2006 — OfficeMax® Incorporated (NYSE: OMX) today reported results for the third quarter ended September 30, 2006, including net income of $31.4 million, or $.41 per diluted share, compared with a net loss of $3.9 million, or $.07 per diluted share, in the third quarter of 2005.

Results for the third quarter include items which are not expected to be ongoing.  A detailed description of these special items and a reconciliation to the company’s GAAP financial results are included in this press release.  For the third quarter of 2006, net income before special items was $43.2 million, or $.56 per diluted share, compared with net income before special items of $9.9 million, or $.12 per diluted share, in the third quarter of 2005.

“We are pleased with our third quarter results,” said Sam Duncan, Chairman and Chief Executive Officer of OfficeMax.  “In both our Contract and Retail segments, we continued to execute our turnaround plan objectives to deliver substantial operating income margin growth.”

Contract Segment

OfficeMax Contract segment sales increased 1.2% in the third quarter of 2006 compared to the third quarter of 2005, reflecting modest sales growth in both our U.S. and international operations.

Excluding the special item, Contract segment operating income increased to $45.7 million in the third quarter of 2006 from $34.0 million in the third quarter last year.  Contract segment gross margin increased to 22.3% in the third quarter of 2006 from 21.7% in the third quarter of 2005, primarily due to a focus on higher margin sales opportunities, including growing our middle market business, and improvement in our international operations.  Contract segment operating income in the third quarter of 2006 also benefited from reduced integration costs and targeted cost reduction programs.

Retail Segment

OfficeMax Retail segment same-store sales growth during the third quarter of 2006 was flat.  Adjusted for the company’s initiative to eliminate mail-in rebates and to provide instant rebates in lieu of national, vendor-sponsored mail-in rebates, same-store sales improved by approximately 1% during the third quarter of 2006.  Retail segment total sales decreased 5% in the third quarter of 2006 compared to the third quarter of 2005, due primarily to the impact of 109 strategic store closings completed during the first quarter of 2006.

Retail segment operating income for the third quarter of 2006 increased to $54.8 million from $16.1 million in the third quarter of 2005.  Retail segment gross margin increased to 30.1% for the third quarter of 2006 from 26.7% last year due primarily to more effective promotional activity.  Retail segment operating income in the third quarter of 2006 benefited from targeted cost reduction programs, including reduced store labor and advertising expense, partially offset by higher allocated general and administrative expense.

During the third quarter of 2006, OfficeMax opened 10 new retail stores, ending the quarter with 884 retail stores compared with 955 stores at the end of the third quarter of 2005.

Corporate and Other Segment

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments.  Excluding special items in both periods, Corporate and Other segment operating expense increased by $1.6 million to $18.8 million in the third quarter of 2006 from the third quarter of 2005, primarily due to increased incentive compensation expense, partially offset by reduced legacy company costs.

During the third quarter of 2006, OfficeMax generated $188.8 million in cash from operations and used $49.8 million for capital expenditures.  For the first nine months of 2006, OfficeMax generated $339.8 million in cash from operations and used $96.8 million for capital expenditures.  At September 30, 2006, net debt, or total debt excluding the timber securitization notes less cash and cash equivalents and restricted investments, was $74.0 million.

Financial Outlook

OfficeMax currently expects full year 2006 operating income margin to be in the middle of the previously-announced range of 3.0% to 3.5%, excluding special items.  Special items, including charges for retail store closures, the Contract segment reorganization and the company’s headquarters consolidation, are expected to reduce operating income margin by approximately 1.5% for the full year 2006.

Forward-Looking Statements

Some statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding future events and developments and the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that its actual results will be consistent with such statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, including under the caption “Cautionary and Forward-Looking Statements,” in Item 1A of that form, and in the company’s other filings with the SEC.

Conference Call Information

OfficeMax will host a conference call with investors and analysts to discuss the third quarter 2006 results on Thursday, October 26, 2006, at 10:00 am. Eastern Time (9:00 a.m. Central Time).  An audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com. To participate in the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995.  The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value — through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by approximately 35,000 associates through direct sales, catalogs, Internet and approximately 880 superstores. OfficeMax trades on the New York Stock Exchange under the symbol OMX. More information can be found at www.officemax.com.

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OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	September 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$313,754	$72,198
Receivables, net	536,808	600,244
Merchandise inventories	908,680	1,114,570
Other current assets	134,167	155,037
Total current assets	1,893,409	1,942,049

Property and equipment:
Property and equipment	1,131,586	1,083,563
Accumulated depreciation	(595,916)	(548,118)
Property and equipment, net	535,670	535,445

Goodwill and intangible assets, net	1,407,126	1,423,432
Timber notes receivable	1,635,000	1,635,000
Other long-term assets	712,543	736,216

Total assets	$6,183,748	$6,272,142

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	18,666
Current portion of long-term debt	25,573	68,648
Accounts payable	836,843	991,453
Accrued liabilities and other	526,039	509,559
Total current liabilities	1,388,455	1,588,326

Long-term debt:
Long-term debt, less current portion	384,439	407,242
Timber securitization notes	1,470,000	1,470,000
Total long-term debt	1,854,439	1,877,242

Other long-term liabilities:
Compensation and benefits	528,748	538,830
Other long-term liabilities	519,285	504,610
Total other long-term liabilities	1,048,033	1,043,440

Minority interest	27,602	27,455

Shareholders’ equity:
Preferred stock	54,735	54,735
Common stock	185,807	176,977
Additional paid-in capital	872,024	747,805
Retained earnings	895,053	898,283
Accumulated other comprehensive loss	(142,400)	(142,121)
Total shareholders’ equity	1,865,219	1,735,679

Total liabilities and shareholders’ equity	$6,183,748	$6,272,142

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(thousands, except per-share amounts)

	For the Quarter Ended
	September 30,	September 24
	2006	2005

Sales	$2,244,414	$2,287,695
Cost of goods sold and occupancy costs	1,659,603	1,734,459
Gross profit	584,811	553,236

Operating expenses:
Operating and selling	413,185	439,264
General and administrative	91,479	86,299
Other expense, net	17,860	11,627
Operating income	62,287	16,046

Other income (expense):
Interest expense	(30,557)	(31,658)
Interest income	22,900	20,737
Other, net	(1,401)	2,326
	(9,058)	(8,595)

Income from continuing operations before income taxes and minority interest	53,229	7,451
Income taxes	(20,250)	(6,653)

Income from continuing operations before minority interest	32,979	798
Minority interest, net of income taxes	(1,604)	(1,178)

Income (loss) from continuing operations	31,375	(380)

Discontinued operations
Operating loss	—	(5,717)
Income tax benefit	—	2,224

Loss from discontinued operations	—	(3,493)

Net income (loss)	31,375	(3,873)

Preferred dividends	(1,009)	(1,093)

Net income (loss) applicable to common shareholders	$30,366	$(4,966)

Basic income (loss) per common share
Continuing operations	$0.41	$(0.02)
Discontinued operations	—	(0.05)
Basic income (loss) per common share	$0.41	$(0.07)

Diluted income (loss) per common share
Continuing operations	$0.41	$(0.02)
Discontinued operations	—	(0.05)
Diluted income (loss) per common share	$0.41	$(0.07)

Weighted Average Shares
Basic	74,235	70,711
Diluted	74,779	70,711

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Nine Months Ended
	September 30,	September 24
	2006	2005

Sales	$6,708,902	$6,702,299
Cost of goods sold and occupancy costs	4,978,340	5,088,881
Gross profit	1,730,562	1,613,418

Operating and other expenses:
Operating and selling	1,231,529	1,306,218
General and administrative	267,383	274,552
Other expense, net	131,156	22,295
Operating income	100,494	10,353

Other income (expense):
Debt retirement expense	—	(14,391)
Interest expense	(92,274)	(96,330)
Interest income	66,117	76,090
Other, net	3,160	3,083
	(22,997)	(31,548)

Income (loss) from continuing operations before income taxes and minority interest	77,497	(21,195)
Income taxes	(29,540)	5,097

Income (loss) from continuing operations before minority interest	47,957	(16,098)
Minority interest, net of income taxes	(3,293)	(2,541)

Income (loss) from continuing operations	44,664	(18,639)

Discontinued operations
Operating loss	(17,972)	(19,745)
Income tax benefit	6,991	7,681

Loss from discontinued operations	(10,981)	(12,064)

Net income (loss)	33,683	(30,703)

Preferred dividends	(3,027)	(3,354)

Net income (loss) applicable to common shareholders	$30,656	$(34,057)

Basic income (loss) per common share
Continuing operations	$0.57	$(0.27)
Discontinued operations	(0.15)	(0.15)
Basic income (loss) per common share	$0.42	$(0.42)

Diluted income (loss) per common share
Continuing operations	$0.57	$(0.27)
Discontinued operations	(0.15)	(0.15)
Diluted income (loss) per common share	$0.42	$(0.42)

Weighted Average Shares
Basic	72,648	81,667
Diluted	73,251	81,667

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	For the Nine Months Ended
	September 30,	September 24
	2006	2005

Cash provided by (used for) operations:
Net income (loss)	$33,683	$(30,703)
Items in net income (loss) not using (providing) cash
Depreciation and amortization of intangibles	92,570	111,170
Other	46,821	40,529
Changes other than from acquisitions of businesses
Receivables and inventory	254,862	216,218
Accounts payable and accrued liabilities	(133,226)	(224,145)
Income taxes and other	45,055	(214,098)
Cash provided by (used for) for operations	339,765	(101,029)

Cash provided by (used for) investment:
Expenditures for property and equipment	(96,775)	(109,269)
Proceeds from sale of assets	—	93,119
Acquisition of businesses	—	(33,028)
Other	4,438	1,503
Cash provided by (used for) investment	(92,337)	(47,675)

Cash provided by (used for) financing:
Cash dividends paid	(34,376)	(40,893)
Changes in debt, net	(84,144)	(212,931)
Purchase of common stock	(34)	(780,407)
Proceeds from exercise of stock options	112,682	23,811
Other	—	(4,978)
Cash provided by (used for) financing	(5,872)	(1,015,398)

Increase (decrease) in cash and cash equivalents	241,556	(1,164,102)
Cash and equivalents at beginning of period	72,198	1,242,542

Cash and equivalents at end of period	$313,754	$78,440

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	For the Quarter Ended
	September 30 , 2006			September 24, 2005
	As Reported	Special Items (a)	Before Special Items (c)	As Reported	Special Items (b)	Before Special Items (c)

Segment Sales
OfficeMax, Contract	$1,158.3		$1,158.3	$1,144.5		$1,144.5
OfficeMax, Retail	1,086.1		1,086.1	1,143.2		1,143.2
	2,244.4		2,244.4	2,287.7		2,287.7

Segment income (loss)
OfficeMax, Contract	$37.8	$7.9	$45.7	$34.0	$—	$34.0
OfficeMax, Retail	54.8	—	54.8	16.1	—	16.1
Corporate and Other	(30.3)	11.5	(18.8)	(34.0)	16.8	(17.2)
Operating income	62.3	19.4	81.7	16.1	16.8	32.9

Operating income margin	2.8%		3.6%	0.7%		1.4%

Interest expense	(30.6)	—	(30.6)	(31.7)	—	(31.7)
Interest income and other	21.5	—	21.5	23.1	—	23.1

Income from continuing operations before income taxes and minority interest	53.2	19.4	72.6	7.5	16.8	24.3
Income taxes	(20.2)	(7.6)	(27.8)	(6.7)	(6.5)	(13.2)
Income from continuing operations before minority interest	33.0	11.8	44.8	0.8	10.3	11.1
Minority interest, net of income tax	(1.6)	—	(1.6)	(1.2)	—	(1.2)

Income (loss) from continuing operations	31.4	11.8	43.2	(0.4)	10.3	9.9

Discontinued operations
Operating loss	—	—	—	(5.7)	5.7	—
Income tax benefit	—	—	—	2.2	(2.2)	—

Loss from discontinued operations	—	—	—	(3.5)	3.5	—

Net income (loss)	$31.4	$11.8	$43.2	$(3.9)	$13.8	$9.9

Diluted income (loss) per common share
Continuing operations	$0.41	$0.15	$0.56	$(0.02)	$0.14	$0.12
Discontinued operations	—	—	—	(0.05)	0.05	—
Diluted income (loss) per common share	$0.41	$0.15	$0.56	$(0.07)	$0.19	$0.12

Totals may not foot due to rounding.

(a) See Note 4 for a discussion of these special items.

(b) See Notes 3 and 5 for a discussion of these special items.

(c) For the purpose of evaluating our results, net of taxes, we have presented the results before special items using an estimated annual tax rate.

For the purpose of presenting diluted income (loss) per common share before special items, we calculated diluted income (loss) per common share before special items without making any adjustments to the number of shares used in the calculation of diluted income (loss) per common share as reported.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Nine Months Ended
	September 30 , 2006			September 24, 2005
	As Reported	Special Items (a)	Before Special Items (c)	As Reported	Special Items (b)	Before Special Items (c)

Segment Sales
OfficeMax, Contract	$3,535.8		$3,535.8	$3,407.1		$3,407.1
OfficeMax, Retail	3,173.1		3,173.1	3,295.2		3,295.2
	6,708.9		6,708.9	6,702.3		6,702.3

Segment income (loss)
OfficeMax, Contract	$149.3	$7.9	$157.2	$76.0	$9.8	$85.8
OfficeMax, Retail	44.0	89.5	133.5	23.4	—	23.4
Corporate and Other	(92.8)	38.1	(54.7)	(89.1)	37.6	(51.5)
Operating income	100.5	135.5	236.0	10.4	47.4	57.7

Operating income margin	1.5%		3.5%	0.2%		0.9%

Debt retirement expenses	—	—	—	(14.4)	14.4	—
Interest expense	(92.3)	—	(92.3)	(96.3)	—	(96.3)
Interest income and other	69.3	(9.2)	60.0	79.2	(2.6)	76.6

Income (loss) from continuing operations before income taxes and minority interest	77.5	126.3	203.8	(21.2)	59.2	38.0
Income taxes	(29.5)	(49.1)	(78.7)	5.1	(23.0)	(17.9)
Income (loss) from continuing operations before minority interest	48.0	77.2	125.1	(16.1)	36.1	20.0
Minority interest, net of income tax	(3.3)	—	(3.3)	(2.5)	—	(2.5)

Income (loss) from continuing operations	44.7	77.2	121.8	(18.6)	36.1	17.5

Discontinued operations
Operating loss	(18.0)	18.0	—	(19.7)	19.7	—
Income tax benefit	7.0	(7.0)	—	7.7	(7.7)	—

Loss from discontinued operations	(11.0)	11.0	—	(12.1)	12.1	—

Net income (loss)	$33.7	$88.1	$121.8	$(30.7)	$48.2	$17.5

Diluted income (loss) per common share
Continuing operations	$0.57	$1.05	$1.62	$(0.27)	$0.44	$0.17
Discontinued operations	(0.15)	0.15	—	(0.15)	0.15	—
Diluted income (loss) per common share	$0.42	$1.20	$1.62	$(0.42)	$0.59	$0.17

Totals may not foot due to rounding.

(a) See Notes 4 and 5 for a discussion of these special items.

(b) See Notes 3 and 5 for a discussion of these special items.

(c) For the purpose of evaluating our results, net of taxes, we have presented the results before special items using an estimated annual tax rate.

For the purpose of presenting diluted income (loss) per common share before special items, we calculated diluted income (loss) per common share before special items without making any adjustments to the number of shares used in the calculation of diluted income (loss) per common share as reported. If adjustments for potential dilution are included, outstanding shares would have increased by approximately 2.4 million shares for 2005.

(1)           Financial Information

The quarterly consolidated financial statements included in this release are unaudited, and should be read in conjunction with the audited financial statements in our 2005 Annual Report on Form 10-K.  In all periods presented, the measurement of net income (loss) involved estimates and judgments.

(2)           Reconciliation of non-GAAP Measures to GAAP Measures

We evaluate our results of operations both before and after special gains and losses.  We believe our presentation of financial measures before special items, which are non-GAAP measures, enhances our investors’ overall understanding of our recurring operational performance.  Specifically, we believe presenting results before special items provides useful information to both investors and management by excluding gains, losses and expenses that are not indicative of our core operating activities.  In the preceding tables, we reconcile our financial measures before special items to our reported GAAP financial results for the third quarter and first nine months of both 2006 and 2005.

(3)           2005 Special Items

First Quarter 2005

During the first quarter of 2005, we recorded expenses of $11.3 million in our Corporate and Other segment primarily for severance.  We also recorded a $9.8 million charge in our Contract segment related to a legal settlement with the Department of Justice.  During the first quarter of 2005, we also incurred costs related to the early retirement of debt of $12.2 million and realized a $2.6 million settlement gain from a previous asset sale.

Second Quarter 2005

During the second quarter of 2005, we incurred $9.4 million of expenses in the Corporate and Other segment for severance and other expenses, primarily professional service fees, which are not expected to be ongoing.  During the second quarter ended of 2005, we also incurred costs related to the early retirement of debt of $2.2 million.

Third Quarter 2005

During the third quarter of 2005, we incurred $10.4 million of expenses in our Corporate and Other segment related to our headquarters consolidation, primarily for employee severance and retention.  Also during the third quarter of 2005, we incurred other expenses for severance, unrelated to the headquarters consolidation, and asset write-offs of approximately $6.4 million in our Corporate and Other segment.

(4)           2006 Special Items

First Quarter 2006

During the first quarter of 2006, we closed 109 underperforming domestic retail stores and recorded a charge of $98.6 million in our Retail segment, primarily for remaining lease obligations.  Also during the first quarter of 2006, we incurred $15.7 million of expenses in our Corporate and Other segment related to our headquarters consolidation, primarily for employee severance and retention.

Second Quarter 2006

During the second quarter of 2006, we recorded a $9.0 million pre-tax benefit in our Retail segment from an adjustment to the reserve for closed stores.  During the second quarter of 2006, we incurred $10.9 million of expenses in our Corporate and Other segment related to our headquarters consolidation, primarily for employee severance and retention.   Also during the second quarter of 2006, we recognized a $9.2 million credit from an adjustment to the reserve for the additional consideration agreement that was entered into in connection with the October 2004 sale of our paper, forest products and timberland assets. This adjustment is included in Other, net (non-operating) in our Consolidated Statements of Income.

Third Quarter 2006

During the third quarter of 2006, we incurred $11.5 million of expenses in our Corporate and Other segment related to our headquarters consolidation.   Also, during the third quarter of 2006, we incurred $7.9 million of expenses in our Contract segment related to our Contract reorganization, primarily for severance.

(5)           Discontinued Operations

In the first quarter of 2006, we ceased operations at the Company’s wood-polymer building materials facility near Elma, Washington. The costs and expenses related to this business are reflected as discontinued operations in our Consolidated Statements of Income (Loss) for 2006 and 2005 and are included as special items in our Segment Information tables.